Exhibit 5.1

Brandon Fenn

T: +1 212 479 6626

bfenn@cooley.com

October 20, 2023

Tourmaline Bio, Inc.

27 West 24th Street, Suite 702

New York, NY 10010

Ladies and Gentlemen:

We have acted as counsel to Tourmaline Bio, Inc. (formerly known as Talaris Therapeutics, Inc.), a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the offering of up to 3,640,452 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), consisting of (a) 2,033,677 shares issuable pursuant to the Company’s 2023 Equity Incentive Plan (the “2023 Plan”), (b) 1,403,408 shares issuable pursuant to the Company’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”), and (c) 203,367 shares issuable pursuant to options granted under the Tourmaline Bio, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”, together with the 2023 Plan and the 2023 ESPP, the “Plans”), which 2022 Plan and options outstanding thereunder were assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated June 22, 2023 (the “Merger Agreement”), by and among the Company, Tourmaline Bio, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (now known as Tourmaline Sub, Inc.), and Terrain Merger Sub, Inc., a Delaware corporation.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Merger Agreement, (d) the Plans, and (e) originals, or copies certified to our satisfaction, of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 55 Hudson Yards New York, New York 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

October 20, 2023

Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Brandon Fenn
Brandon Fenn

Cooley LLP 55 Hudson Yards New York, New York 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com